CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNING FIRM


        We hereby consent to the inclusion in this annual report on Form 10-KSB under the caption "Experts", the reference to our report dated March 30, 2007 with respect to the Consolidated Financial Statements of Z Trim Holdings, Inc. for the year ended December 31, 2006.


/s/ Spector & Wong LLP
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Spector & Wong LLP
March 30, 2007
Pasadena, California